Exhibit 2.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
CITADEL BROADCASTING CORPORATION, et al.,[1]	)	Case No. 09-17442 (BRL)
)
Debtors.	)	Jointly Administered
)

SECOND MODIFIED JOINT PLAN OF REORGANIZATION

OF CITADEL BROADCASTING CORPORATION AND ITS

DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Jonathan S. Henes
Joshua A. Sussberg
Sarah Hiltz Seewer (pro hac vice)
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022-4611
Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900

Attorneys for the Debtors and Debtors in Possession

[1]

The Debtors in these chapter 11 cases are: Alphabet Acquisition Corp.; Atlanta Radio, LLC; Aviation I, LLC; Chicago FM Radio Assets, LLC; Chicago License, LLC; Chicago Radio Assets, LLC; Chicago Radio Holding, LLC; Chicago Radio, LLC; Citadel Broadcasting Company; Citadel Broadcasting Corporation; DC Radio Assets, LLC; DC Radio, LLC; Detroit Radio, LLC; International Radio, Inc.; KLOS Radio, LLC; KLOS Syndications Assets, LLC; KLOS-FM Radio Assets, LLC; LA License, LLC; LA Radio, LLC; Minneapolis Radio Assets, LLC; Minneapolis Radio, LLC; Network License, LLC; NY License, LLC; NY Radio Assets, LLC; NY Radio, LLC; Oklahoma Radio Partners, LLC; Radio Assets, LLC; Radio License Holding I, LLC; Radio License Holding II, LLC; Radio License Holding III, LLC; Radio License Holding IV, LLC; Radio License Holding V, LLC; Radio License Holding VI, LLC; Radio License Holding VII, LLC; Radio License Holding VIII, LLC; Radio License Holding IX, LLC; Radio License Holding X, LLC; Radio License Holding XI, LLC; Radio License Holding XII, LLC; Radio Networks, LLC; Radio Today Entertainment, Inc.; Radio Watermark, Inc.; San Francisco Radio Assets, LLC; San Francisco Radio, LLC; SF License, LLC; WBAP-KSCS Acquisition Partner, LLC; WBAP-KSCS Assets, LLC; WBAP-KSCS Radio Acquisition, LLC; WBAP-KSCS Radio Group, Ltd.; and WPLJ Radio, LLC. The principal corporate locations of the Debtors are: 142 West 57th Street, 11th Floor, New York, New York 10019; and 7201 W. Lake Mead Blvd., Suite 400, Las Vegas, Nevada 89128. The service address for all of the Debtors is 7201 W. Lake Mead Blvd., Suite 400, Las Vegas, Nevada 89128.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	14
C.	Computation of Time	14
D.	Governing Law	14
E.	Reference to Monetary Figures	14
F.	Reference to the Debtors or the Reorganized Debtors	14

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS		15
A.	Administrative Claims	15
B.	Priority Tax Claims	16
C.	Statutory Fees	16

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		16
A.	Classification of Claims and Interests	16
B.	Summary of Classification	17
C.	Treatment of Claims and Interests	17

ARTICLE IV. ACCEPTANCE REQUIREMENTS		21
A.	Acceptance or Rejection of the Plan	21
B.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	21
C.	Special Provision Governing Claims that are Not Impaired	21

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		22
A.	Corporate Existence	22
B.	New Certificate of Incorporation and New By-Laws	22
C.	Vesting of Assets in the Reorganized Debtors	22
D.	Sources of Consideration for Plan Distributions	22
E.	The New Term Loan	22
F.	New Common Stock and Special Warrants	23
G.	Reorganization Transfer	23
H.	Distribution of Plan Securities and New Term Loan	23
I.	Modification of Certain Restructuring Transactions	23
J.	FCC Licenses	24
K.	FCC Trust	24
L.	Reorganized Citadel and the Reorganized Debtor Subsidiaries’ Respective Boards of Directors	25
M.	Officers of Reorganized Debtors	26
N.	Equity Incentive Program	26
O.	D&O Liability Insurance Policies	26
P.	Employee Benefits	26
Q.	Restructuring Transactions	27
R.	Effectuating Documents; Further Transactions	27
S.	Corporate Action	27
T.	Listing of Plan Securities and Transfer Restrictions	28
U.	Cancellation of Securities and Agreements	28
V.	Section 1145 Exemption	29
W.	Exemption from Certain Taxes and Fees	30
X.	Preservation of Rights of Action	30

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		30
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	30

B.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	31
C.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	31
D.	Contracts and Leases Entered Into After the Petition Date	31
E.	Assumption of Indemnification Provisions	31
F.	Modifications, Amendments, Supplements, Restatements or Other Agreements	32
G.	Reservation of Rights	32
H.	Nonoccurrence of Effective Date	32
I.	Rejection Claims Bar Date	32

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		32
A.	Record Date for Distributions	32
B.	Timing and Calculation of Amounts to Be Distributed	33
C.	Disbursing Agent	33
D.	Rights and Powers of Disbursing Agent	33
E.	Distributions on Account of Claims Allowed After the Effective Date	34
F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	35
G.	Withholding and Reporting Requirements	36
H.	Setoffs and Recoupment	36
I.	Claims Paid or Payable by Third Parties	36

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		37
A.	Prosecution of Objections to Claims	37
B.	Allowance of Claims and Interests	37
C.	No Distributions Pending Allowance	37
D.	Distributions After Allowance	37
E.	Estimation of Claims	38
F.	Expungement or Adjustment to Claims Without Objection	38
G.	Deadline to File Objections to Claims	38
H.	Claims of Insurers and Third Party Administrators	38

ARTICLE IX. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		39
A.	Compromise and Settlement of Claims, Interests and Controversies	39
B.	Releases by the Debtors	39
C.	Releases by Holders of Claims and Interests	40
D.	Releases of Governmental Claims	40
E.	Exculpation	41
F.	Discharge of Claims and Termination of Interests	41
G.	Injunction	41
H.	Release of Liens	42
I.	Term of Injunctions or Stays	43
J.	Protection Against Discriminatory Treatment	43

ARTICLE X. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		43
A.	Conditions Precedent to Confirmation	43
B.	Conditions Precedent to the Effective Date	43
C.	Waiver of Conditions	44
D.	Effective Date	44
E.	Effect of Failure of Conditions	44

ARTICLE XI. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		44
A.	Modification and Amendments	44
B.	Effect of Confirmation on Modifications	44
C.	Revocation or Withdrawal of the Plan	44

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ARTICLE XII. RETENTION OF JURISDICTION		45

ARTICLE XIII. MISCELLANEOUS PROVISIONS		47
A.	Immediate Binding Effect	47
B.	Additional Documents	47
C.	Dissolution of Committee	47
D.	Reservation of Rights	47
E.	Successors and Assigns	47
F.	Service of Documents	48
G.	Entire Agreement	48
H.	Severability of Plan Provisions	48
I.	Exhibits	48
J.	Votes Solicited in Good Faith	49
K.	Closing of Chapter 11 Cases	49
L.	Conflicts	49
M.	Filing of Additional Documents	49

3

INTRODUCTION

Citadel Broadcasting Corporation and the other Debtors (as such term is defined herein) in the above-captioned chapter 11 cases jointly propose this joint plan of reorganization pursuant to chapter 11 of the Bankruptcy Code (as such term is defined below). Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings ascribed to such terms in Article I.A hereof.

Holders of Claims against and Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information and projections of future operations, as well as a summary of this Plan.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1. “1.875% Subordinated Notes” means the 1.875% unsecured convertible subordinated notes due February 15, 2011, issued by Citadel pursuant to the 1.875% Subordinated Notes Indenture.

2. “1.875% Subordinated Notes Claims” means Claims arising under the 1.875% Subordinated Notes Indenture.

3. “1.875% Subordinated Notes Indenture” means the Indenture, dated as of February 18, 2004, with respect to the 1.875% Convertible Subordinated Notes due 2011, between Citadel and Wilmington Trust Company (as successor to The Bank of New York), as trustee (as amended, restated, supplemented or otherwise modified from time to time through the Petition Date).

4. “1.875% Subordinated Notes Paying Agent” means HSBC Bank USA, National Association and/or its successors, as paying agent under the 1.875% Subordinated Notes Indenture.

5. “1.875% Subordinated Notes Paying Agent Charging Lien” means any Lien or other priority in payment arising prior to the Effective Date to which the 1.875% Subordinated Notes Paying Agent is entitled, pursuant to the 1.875% Subordinated Notes Indenture, against distributions to be made to Holders of 1.875% Subordinated Notes Claims for payment of any 1.875% Subordinated Notes Paying Agent Fee.

6. “1.875% Subordinated Notes Paying Agent Fee” means the reasonable compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the 1.875% Subordinated Notes Paying Agent, whether before or after the Petition Date and whether prior to or after consummation of the Plan.

7. “8% Subordinated Notes” means the 8% unsecured convertible subordinated notes due February 15, 2011, issued by Citadel pursuant to the 8% Subordinated Notes Indenture.

8. “8% Subordinated Notes Claims” means Claims arising under the 8% Subordinated Notes Indenture.

9. “8% Subordinated Notes Indenture” means the Indenture, dated as of June 11, 2008, with respect to the 8% Convertible Subordinated Notes due 2011, between Citadel and Wilmington Trust Company, as trustee (as amended, restated, supplemented or otherwise modified from time to time through the Petition Date).

10. “ABC Radio” means Alphabet Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Citadel.

11. “Adequate Protection Claims” means all Claims for adequate protection arising under the Cash Collateral Order.

12. “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 328, 330, 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Unpaid Professional Compensation (to the extent Allowed by the Bankruptcy Court); (c) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code; and (d) all awards of compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code.

13. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

14. “Allowed” means with respect to any Claim, except as otherwise provided herein: (a) any Claim, proof of which is timely Filed by the applicable Claims Bar Date (or that by the Bankruptcy Code or Final Order is not or shall not be required to be Filed); (b) any Claim that is listed in the Schedules as of the Effective Date as not disputed, not contingent, and not unliquidated, and for which no Proof of Claim has been timely Filed; or (c) any Claim allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided, however, that with respect to any Claim described in clauses (a) or (b) above, such Claim shall be considered Allowed only if and to the extent that it is liquidated and not contingent and no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court or such an objection is so interposed and the Claim shall have been Allowed by a Final Order. Except for any Claim that is expressly Allowed herein, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated or disputed, and for which no Proof of Claim has been Filed, is not considered Allowed and shall be deemed expunged upon entry of the Confirmation Order.

15. “Avoidance Actions” means any and all Claims and Causes of Action which any of the Debtors, the debtors in possession, the Estates or other appropriate party in interest has asserted or may assert under sections 502(d), 510, 542, 543, 544, 545, 547 through 552 and 553(b) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

16. “Balloting Agent” means Kurtzman Carson Consultants LLC.

17. “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received by the Balloting Agent on or before the Voting Deadline.

18. “Bankruptcy Code” means title 11 of the United States Code.

19. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the order of the United States District Court for the Southern District of New York, the United States District Court for the Southern District of New York.

20. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local and chambers rules of the Bankruptcy Court.

21. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

22. “Cash” means the legal tender of the United States of America or the equivalent thereof.

23. “Cash Collateral Order” means the Final Order Pursuant to 11 U.S.C. §§ 361 and 363 (A) Authorizing Use of Cash Collateral and (B) Granting Adequate Protection to Secured Parties entered by the Bankruptcy Court on March 3, 2010 [Docket No. 167].

24. “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, counterclaim or recoupment and any Claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any Claim or defense including fraud, mistake, duress, usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any Claim listed in the Plan Supplement.

25. “CB Company” means Citadel Broadcasting Company, a Nevada corporation and a direct, wholly-owned subsidiary of Citadel.

26. “Certificate” means any document, instrument or other writing evidencing a Claim or an Interest.

27. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court under Case No. 09-17442 (BRL).

28. “Citadel” means Citadel Broadcasting Corporation, a Delaware corporation.

29. “Citadel Distribution” means the distribution of Plan Securities and the New Term Loan, pursuant to the merger of Citadel with and into CB Company, to certain Holders of Claims in accordance with Article III and the other provisions of the Plan.

30. “Citadel Interests” means the Interests in Citadel.

31. “Claim” means any claim, as such term is defined in section 101(5) of the Bankruptcy Code.

32. “Claims Bar Date” means the date to be established by the Bankruptcy Court by which Proofs of Claim must be Filed.

33. “Claims Objection Bar Date” means, for each Claim, the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for Filing such Claims.

34. “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

35. “Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

36. “Class A Common Stock” means the class A common stock, par value $.001 per share, of Reorganized Citadel issued on the Effective Date.

37. “Class B Common Stock” means the limited-voting class B common stock, par value $.001 per share, of Reorganized Citadel issued on the Effective Date.

38. “Class B Election Notice” means any request made by a Holder of Secured Senior Claims or General Unsecured Claims, in writing, at least 30 days before the Effective Date, to receive Class B Common Stock in lieu of Class A Common Stock.

39. “Committee” means the statutory committee of unsecured creditors of the Debtors appointed by the United States Trustee in these chapter 11 cases pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time.

40. “Communications Act” means Chapter 5 of Title 47 of the United States Code, 47 U.S.C. § 151 et seq., as amended.

41. “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases, subject to all conditions specified in Article X.A hereof having been (a) satisfied or (b) waived pursuant to Article X.C hereof.

42. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

43. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1128(a) of the Bankruptcy Code, as such hearing may be continued from time to time.

44. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

45. “Consummation” means the occurrence of the Effective Date.

46. “Cure Claim” means a Claim based upon a monetary default, if any, by any Debtor under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

47. “D&O Liability Insurance Policies” means all insurance policies for directors’, managers’ and officers’ liability maintained by the Debtors as of the Petition Date, including but not necessarily limited to: (a) Directors’ & Officers’ Liability policy issued on June 12, 2009 by National Union Fire Insurance Company; (b) Directors’ & Officers’ Liability (Excess) policy issued on June 12, 2009 by XL; (c) Directors’ & Officers’ Liability (Excess) policy issued on June 12, 2009 by Beazley; (d) Directors’ & Officers’ Liability (Excess) policy issued on June 12, 2009 by Axis; (e) Directors’ & Officers’ Liability (Side A DIC) policy issued on June 12, 2009 by XL; (f) Directors’ & Officers’ Liability (Side A, DIC) policy issued on June 12, 2009 by Travelers; (g) Fiduciary Liability policy issued on June 12, 2009 by National Union Fire Insurance Company; and (h) Commercial Crime policy issued on June 12, 2009 by Federal Insurance Company.

48. “Debtor” means Citadel or any Debtor Subsidiary, each in its respective individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

49. “Debtor Subsidiaries” means, collectively, each Debtor Subsidiary.

50. “Debtor Subsidiary” means any of: Alphabet Acquisition Corp.; Atlanta Radio, LLC; Aviation I, LLC; Chicago FM Radio Assets, LLC; Chicago License, LLC; Chicago Radio Assets, LLC; Chicago Radio Holding, LLC; Chicago Radio, LLC; Citadel Broadcasting Company; DC Radio Assets, LLC; DC Radio, LLC; Detroit Radio, LLC; International Radio, Inc.; KLOS Radio, LLC; KLOS Syndications Assets, LLC; KLOS-FM Radio Assets, LLC; LA License, LLC; LA Radio, LLC; Minneapolis Radio Assets, LLC; Minneapolis Radio, LLC; Network License, LLC; NY License, LLC; NY Radio Assets, LLC; NY Radio, LLC; Oklahoma Radio Partners, LLC; Radio Assets, LLC; Radio License Holding I, LLC; Radio License Holding II, LLC; Radio License Holding III, LLC; Radio License Holding IV, LLC; Radio License Holding V, LLC; Radio License Holding VI, LLC; Radio License Holding VII, LLC; Radio License Holding VIII, LLC; Radio License Holding IX, LLC; Radio License Holding X, LLC; Radio License Holding XI, LLC; Radio License Holding XII, LLC; Radio Networks, LLC; Radio Today Entertainment, Inc.; Radio Watermark, Inc.; San Francisco Radio Assets, LLC; San Francisco Radio, LLC; SF License, LLC; WBAP-KSCS Acquisition Partner, LLC; WBAP-KSCS Assets, LLC; WBAP-KSCS Radio Acquisition, LLC; WBAP-KSCS Radio Group, Ltd.; and WPLJ Radio, LLC.

51. “Disbursing Agent” means Reorganized Citadel, the Senior Agent (solely as to distributions on account of Secured Senior Claims and Senior Credit Deficiency Claims), the 1.875% Subordinated Notes Paying Agent (solely as to distributions on account of 1.875% Subordinated Notes Claims), the Subordinated Notes Indentures Trustee (solely as to distributions on account of the 8% Subordinated Notes Claims) and/or any other Entity or Entities chosen by Reorganized Citadel to make or facilitate distributions pursuant to the Plan.

52. “Disclosure Statement” means the First Modified Disclosure Statement for the Joint Plan of Reorganization of Citadel Broadcasting Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated March 15, 2010, as amended, supplemented or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules and any other applicable law.

53. “Disclosure Statement Order” means the Order (I) Approving the Debtors’ Disclosure Statement; (II) Establishing a Record Date for Voting on the Debtors’ Joint Plan of Reorganization; (III) Approving Solicitation Packages and Procedures for the Distribution Thereof; (IV) Approving the Forms of Ballots and Manner of Notice; (V) Establishing Procedures for Voting on the Plan; and (VI) Establishing Notice and Objection Procedures for Confirmation of the Plan entered on March 15, 2010 [Docket No. 204].

54. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed. Unless otherwise ordered by the Bankruptcy Court, a Claim or Administrative Claim that is Disputed as to its amount shall not be Allowed in any amount for purposes of distribution until it is no longer a Disputed Claim.

55. “Disputed Unsecured Claims Reserve” means the reserve of New Common Stock (and/or Special Warrants or beneficial interests in the FCC Trust) and Cash to be established pursuant to Article VII.E.3 of the Plan, which reserve will maintain such New Common Stock (and/or Special Warrants or beneficial interests in the FCC Trust) and Cash in trust for (i) distributions to holders of Disputed Claims that become Allowed Claims in Class 4 and (ii) periodic distributions to holders of Allowed Claims in Class 4, pursuant to the terms of the Plan.

56. “Distribution Date” means the date that is as soon as practicable after the Effective Date, but no later than 10 days after the Effective Date.

57. “Distribution Record Date” means, other than with respect to publicly held securities of the Debtors, the Voting Deadline.

58. “DTC” means the Depository Trust Company.

59. “Effective Date” means the date specified in Article X.D herein.

60. “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

61. “Equity Allocation Mechanism” means the methodology for allocating the New Common Stock and Special Warrants among the Holders of Secured Senior Claims and General Unsecured Claims set forth on Exhibit A to the Plan.

62. “Equity Incentive Program” means that certain post-Effective Date management equity incentive and/or director equity incentive program providing for a certain percentage of New Common Stock of not less than 7.5% and no more than 10% (on a fully diluted basis), to be reserved for issuance as options.

63. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

64. “Excess Cash” means the amount by which the aggregate amount of the Debtors’ Unrestricted Cash on the Effective Date exceeds the sum of (X) $86 million (representing the sum of (i) the $36,000,000 payable to Class 4 and (ii) $50,000,000 (which is the amount of cash Reorganized Citadel will retain for normal operations) and (Y) the sum of the following: estimated unpaid Fee Claims accrued as of the Effective Date; unpaid Cure Claims; accrued and unpaid Administrative Claims; fees payable in connection with the Debtors’ entry into the New Term Loan, including professional fees payable to professionals of non-Debtors in connection therewith; unpaid Priority Non-Tax Claims; unpaid Priority Tax Claims; the Subordinated Notes Indentures Trustee Fee and the 1.875% Subordinated Notes Paying Agent Fee.

65. “Exculpated Claim” means any claim, obligation, Cause of Action or liability for any claim, related to any act or omission in connection with, relating to or arising out of the Debtors’ in or out of court restructuring efforts, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement or the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, including, without limitation, the Plan Support Agreement and related documentation, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Plan Securities, or the distribution of property under the Plan or any other agreement; provided, however, that Exculpated Claims shall not include any act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct. For the avoidance of doubt, no Claim, obligation or liability expressly set forth in, arising under or preserved in the Plan Supplement constitutes an Exculpated Claim.

66. “Exculpated Party” means each of: (a) the Debtors, the Reorganized Debtors and their Affiliates; (b) the Holders of Senior Claims; (c) the Senior Agent; (d) the 1.875% Subordinated Notes Paying Agent; (e) the Subordinated Notes Indentures Trustee; (f) the Committee and the members of the Committee in their capacity as such; and (g) with respect to each of the foregoing entities in clauses (a) through (e), such entities’ subsidiaries, affiliates, managed accounts or funds, officers, directors, principals, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other Professionals.

67. “Exculpation” means the exculpation provision set forth in Article IX.E hereof.

68. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

69. “FCC” means the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the Effective Date.

70. “FCC Applications” means the requisite FCC applications to be filed in connection with this restructuring.

71. “FCC Approval” means the date on which the FCC (including the FCC’s staff pursuant to delegated authority) grants its consent to either (1) the Transfer of Control or (2) transfer of control of Debtors and Debtor Subsidiaries to the FCC Trust pending FCC approval of the Transfer of Control, whichever comes first.

72. “FCC Licenses” means broadcasting and other licenses, authorizations, waivers and permits which are issued from time to time by the FCC.

73. “FCC Long Form Application” means the applications filed with the FCC seeking FCC consent to the Transfer of Control.

74. “FCC Trust” means the trust or other entity acceptable to the FCC that may be created on or before the Effective Date into which the New Common Stock and/or Special Warrants will be transferred if the FCC Trust is utilized as described herein.

75. “FCC Trust Agreement” means the liquidating trust agreement to be Filed as part of the Plan Supplement, which will, among other things: (a) establish and govern the FCC Trust; and (b) set forth the respective powers, duties and responsibilities of the FCC Trustees.

76. “FCC Trustees” means those Persons, including the members of the existing board of directors of Citadel, and such other Persons designated to manage the FCC Trust. The FCC Trustees shall be the fiduciaries responsible for implementing the applicable provisions of the Plan relating to the FCC Trust in accordance with the FCC Trust Agreement. If the New Common Stock is transferred to the FCC Trust, the boards of directors of Reorganized Citadel and each of its subsidiaries during the period that the New Common Stock is held by the FCC Trust shall consist of the same individuals as the FCC Trustees.

77. “Fee Claim” means a Claim for Unpaid Professional Compensation.

78. “File,” “Filed,” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

79. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

80. “Form 8-A” means a registration statement on Form 8-A under the Securities Exchange Act.

81. “Form 10” means a registration statement on Form 10 under the Securities Exchange Act.

82. “General Unsecured Claims” means any: (a) Subordinated Notes Claim; (b) Senior Credit Deficiency Claim; and (c) unsecured Claim against any of the Debtors that is not an Administrative Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Section 510(b) Claim, a Fee Claim or an Intercompany Claim.

83. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

84. “Holder” means any Person or Entity holding a Claim or an Interest.

85. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

86. “Indemnification Provision” means each of the indemnification provisions currently in place whether in the bylaws, certificates of incorporation or other formation documents in the case of a limited liability company, board resolutions or employment contracts for the current and former directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents of the Debtors and such current and former directors, officers and members’ respective Affiliates.

87. “Indemnified Parties” means, collectively, the Debtors and each of their respective current and former officers, directors, managers and employees, each in their respective capacities as such.

88. “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

89. “Intercompany Interest” means an Equity Interest in a Debtor held by another Debtor.

90. “Interests” means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized or outstanding shares of capital stock of the Debtors together with any warrants, options or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto, including, without limitation, rights to purchase restricted stock or interests.

91. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals entered on February 3, 2010 [Docket No. 109].

92. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

93. “Lenders” means the lenders pursuant to the Senior Credit Agreement.

94. “Letters of Credit” means $2,927,541 in letters of credit which comprise a portion of the Senior Claims and were fully collateralized pursuant to the terms of the Cash Collateral Order.

95. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

96. “Local Bankruptcy Rules” means the Local Bankruptcy Rules for the Southern District of New York.

97. “New Board” means the initial board of directors of Reorganized Citadel following the Transfer of Control.

98. “New By-Laws” means the form of the by-laws of Reorganized Citadel and each other Reorganized Debtor, which form will be included in the Plan Supplement.

99. “New Certificate of Incorporation” means the form of the certificates of incorporation of Reorganized Citadel and each other Reorganized Debtor, which forms will be included in the Plan Supplement.

100. “New Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock of Reorganized Citadel.

101. “New Employment Agreements” means the employment agreements between Reorganized Citadel and members of the current management team, with the form of all such agreements to be included in the Plan Supplement and acceptable to the Agent; provided, that no change-in-control provisions under existing employment agreements shall be honored in respect of the Transfer of Control to the Lenders under the Plan, without express written consent of the Agent, which shall only be given with the approval of the Requisite Participating Lenders.

102. “New Term Loan” means that certain first-priority senior secured term loan to Reorganized Citadel in the initial principal amount of $762.5 million and all other documents entered into in connection therewith or contemplated thereby, the form of which will be Filed as part of the Plan Supplement.

103. “New Term Loan Agreement” that certain loan agreement, dated as of the Effective Date, governing the New Term Loan, substantially in the form included in the Plan Supplement.

104. “New Term Loan Documents” means the New Term Loan Agreement and any guarantees, security documents and other documents in connection therewith.

105. “Notice and Claims Agent” means Kurtzman Carson Consultants LLC, retained pursuant to order of the Bankruptcy Court dated December 21, 2009 [Docket No. 24].

106. “Ordinary Course Professional Order” means the Order Authorizing the Debtors’ Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business entered on February 3, 2010 [Docket No. 108].

107. “Other Secured Claim” means any Secured Claim that is not a Senior Claim.

108. “Ownership Certification” means a written certification, in form and substance satisfactory to Citadel for the purpose of enabling Citadel or Reorganized Citadel to determine the level of direct and indirect voting and equity interests of a Claims Holder in accordance with 47 U.S.C. § 310(b), as interpreted and applied by the FCC, which written certification shall be submitted with the Ballots and updated, to the extent necessary, before the Effective Date.

109. “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

110. “Petition Date” means December 20, 2009.

111. “Plan” means this Second Modified Joint Plan of Reorganization of Citadel Broadcasting Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, as amended, supplemented or modified from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules, including the Plan Supplement, which is incorporated herein by reference.

112. “Plan Securities” means, collectively, the New Common Stock, the Special Warrants and, if the New Common Stock and/or Special Warrants are transferred to the FCC Trust, the beneficial interests in the FCC Trust and the shares of New Common Stock and/or Special Warrants to be issued to the holders of such beneficial interests after FCC Approval of the Transfer of Control.

113. “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be Filed by the Debtors no later than 10 days before the Voting Deadline or such later date on notice to parties in interest, as it may thereafter be altered, amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules, and additional documents Filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement, comprising, without limitation, the following: (a) to the extent known, the identity of the members of the New Board and the nature and amount of compensation for any member of the New Board who is an “insider” under section 101(31) of the Bankruptcy Code; (b) a list of Executory Contracts and Unexpired Leases to be rejected; (c) a list of Executory Contracts and Unexpired Leases to be assumed and assigned; (d) a list of retained Causes of Action; (e) the New Term Loan; (f) the New Employment Agreements; (g) the New Certificates of Incorporation; (h) the New By-Laws; (i) the Special Warrants (and the underlying Warrant Agreement); (j) the Restructuring Transactions Notice; (k) the Equity Incentive Program; and (l) the FCC Trust Agreement.

114. “Plan Support Agreement” means the agreement, effective as of December 20, 2009, pursuant to which Citadel and Lenders holding over 61.5% of the debt representing the Senior Claims agreed to the principal terms of this Plan; provided, however, the Senior Agent has indicated it may be in possession of additional executed signature pages of Holders of Senior Claims.

115. “Priority Non-Tax Claims” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

116. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

117. “Priority Tax Claims Bar Date” means the first Business Day that is 90 days after the Confirmation Date.

118. “Pro Rata” means the proportion that (a) an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or (b) Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

119. “Professional” means an Entity: (a) retained pursuant to a Final Order in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 363 and 331 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

120. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

121. “Reasonable Lender Consent” means the consent or approval of the Senior Agent and the Requisite Participating Lenders, acting in good faith and which consent or approval shall not be unreasonably withheld.

122. “Regulations” means the United States Treasury regulations promulgated pursuant to the Tax Code.

123. “Rejection Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease.

124. “Rejection Claims Bar Date” means the first Business Day that is 30 days after the earlier of: (x) the date of entry of an order of the Bankruptcy Court approving the rejection of the relevant Executory Contract or Unexpired Lease and (y) the Effective Date.

125. “Reinstated” means: (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Holder of such Claim or Interest so as to leave such Claim or Interest not Impaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the Holder.

126. “Released Party” means each of: (a) the Holders of Senior Claims, in their capacity as such; (b) the Senior Agent, in its capacity as such; (c) the 1.875% Subordinated Notes Paying Agent; (d) the Subordinated Notes Indentures Trustee; (e) the Committee and the members thereof solely in their capacity as such and not in their individual creditor capacities; and (f) with respect to each of the foregoing entities in clause (a) and (b), such entities’ subsidiaries, affiliates, managed accounts or funds, officers, directors, principals, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other Professionals; and (g) the Debtors’ and the Reorganized Debtors’ subsidiaries, affiliates, managed accounts or funds, officers, directors, principals, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other Professionals.

127. “Reorganization Transfer” means the merger of Citadel with and into CB Company, with CB Company as the surviving entity, pursuant to which the assets of Citadel shall be transferred to CB Company and the New Term Loan, New Common Stock and Special Warrants shall be distributed as described herein.

128. “Reorganized Citadel” means CB Company as successor by merger to Citadel.

129. “Reorganized Debtors” means Reorganized Citadel, together with each of its direct and indirect subsidiaries, in each case, including any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

130. “Requisite Participating Lenders” means 75% in amount of the Senior Claims bound under the Plan Support Agreement.

131. “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions or other corporate transactions that the Debtors or the Reorganized Debtors determine to be necessary or appropriate to effect a restructuring of a Debtor’s business or a restructuring of the overall corporate structure of the Reorganized Debtors.

132. “Restructuring Transactions Notice” means the notice contained in the Plan Supplement listing the relevant Restructuring Transactions.

133. “Revolving Credit Facility” means the revolving credit facility set forth in the Senior Credit Agreement, of which approximately $140,384,230.90 in principal amount and accrued interest was outstanding as of the Petition Date.

134. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs to be Filed by each of the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.

135. “Section 510(b) Claims” means any Claim that is subordinated or subject to subordination under section 510(b) of the Bankruptcy Code, including Claims arising from the rescission of a purchase or sale of a security of the Debtors for damages arising from such purchase or sale, or for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim.

136. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

137. “Secured Claim” means a Claim that is Secured.

138. “Secured Claim Equity Distribution” means a combination of shares of Class A Common Stock and Class B Common Stock and/or Special Warrants to purchase shares of Class B Common Stock, which New Common Stock (inclusive of the shares subject to exercise of the Special Warrants) will constitute, in the aggregate, 90% of the New Common Stock issued on the Effective Date (subject to dilution pursuant to the Equity Incentive Program), and to be allocated to the Holders of Secured Senior Claims.

139. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended.

140. “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a–78nn, as amended.

141. “Senior Agent” means JPMorgan Chase Bank, N.A. and/or its successors and assigns, as administrative agent under the Senior Credit Agreement.

142. “Senior Claims” means, collectively, Claims arising under the Senior Credit Agreement, the Swap Agreements and the Senior Subsidiary Guarantee Claims. The Senior Claims shall be Allowed and deemed to be Allowed Claims in the aggregate amount of $2,144,387,154.18, provided that distributions to Holders of Senior Claims shall be as set forth in Article III.C of the Plan.

143. “Senior Credit Agreement” means that certain Credit Agreement, dated as of June 12, 2007, among Citadel Broadcasting Corporation, as borrower, and certain of its affiliates as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and certain financial institutions and lender parties thereto, and any schedules, amendments, guarantees, security documents and other documents in connection therewith.

144. “Senior Credit Deficiency Claim” means any Senior Claim that is not a Secured Claim, the amount of which is stipulated to be $267.2 million solely for purposes of this Plan, and without prejudice to any other position in the event that this Plan is not confirmed.

145. “Senior Subsidiary Guarantee Claims” means all Claims held by the Holders of Senior Claims against Subsidiary Guarantors.

146. “Special Warrant” means a 20-year warrant issued by Reorganized Citadel, with a nominal exercise price, to purchase Class B Common Stock, the terms of which will provide that it will not be exercisable (i) before FCC Approval of the Transfer of Control and (ii) by any Person unless such Person delivers (x) an Ownership Certification; (y) a Subscription Form to the Warrant Agent (as defined in the Warrant Agreement); and (z) a written notice to the Warrant Agent of the election to exercise such Special Warrant; and such exercise otherwise complies with applicable law (including without limitation, the FCC’s media ownership and attribution rules and alien ownership restrictions), the substantially final form of which warrant shall be part of the Plan Supplement and subject to Reasonable Lender Consent.

147. “Subordinated Notes” means, collectively, the 1.875% Subordinated Notes and the 8% Subordinated Notes.

148. “Subordinated Notes Claims” means Claims arising under the Subordinated Notes Indentures, which Claims are deemed to be Allowed Claims.

149. “Subordinated Notes Indentures” means, collectively, the 1.875% Subordinated Notes Indenture and the 8% Subordinated Notes Indenture.

150. “Subordinated Notes Indentures Trustee” means Wilmington Trust Company and/or its successors, as indenture trustee under the Subordinated Notes Indentures.

151. “Subordinated Notes Indentures Trustee Charging Lien” means any Lien or other priority in payment arising prior to the Effective Date to which the Subordinated Notes Indentures Trustee is entitled, pursuant to the 8% Subordinated Notes Indenture or the 1.875% Subordinated Notes Indenture, against distributions to be made to Holders of 8% Subordinated Notes Claims or 1.875% Subordinated Notes Claims, respectively, for payment of any Subordinated Notes Indentures Trustee Fee.

152. “Subordinated Notes Indentures Trustee Fee” means the reasonable compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Subordinated Notes Indentures Trustee in connection with the 8% Subordinated Notes or the 1.875% Subordinated Notes, whether before or after the Petition Date and whether before or after consummation of the Plan.

153. “Subsidiary Guarantors” means the Debtor Subsidiaries of Citadel that are guarantors under the Senior Credit Agreement.

154. “Swap Agreements” means (a) the Interest Rate Swap Transaction Agreement between JP Morgan Chase Bank, N.A. and Citadel, dated June 27, 2007 and (b) the ISDA 2002 Master Agreement between JP Morgan Chase Bank, N.A. and Citadel, dated June 26, 2007, in the notional amount of $982.5 million, which Swap Agreements were terminated on December 22, 2009.

155. “Swap Claims” means any Claim derived from or based upon the Swap Agreements, the total amount of which are $72,628,458.43.

156. “Tax Code” means the United States Internal Revenue Code of 1986, as amended.

157. “Tranche A Term Loan” means the Tranche A term loan set forth in the Senior Credit Agreement, of which $543,802,287.22 in principal amount was outstanding as of the Petition Date.

158. “Tranche B Term Loan” means the Tranche B term loan set forth in the Senior Credit Agreement, of which $1,387,572,177.63 in principal amount was outstanding as of the Petition Date.

159. “Transfer of Control” means the transfer of control of ownership by Reorganized Citadel or the FCC Trust, as applicable, of the New Common Stock and/or Special Warrants to the Holders of Senior Claims.

160. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

161. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

162. “Unpaid Professional Compensation” means, at any given moment, all fees and expenses (including, without limitation, success fees) for legal, financial advisory, accounting and other services and reimbursement of expenses that are awardable and allowable under sections 328, 330 or 331 of the Bankruptcy Code or otherwise rendered allowable before the Effective Date by any retained Professional in the Chapter 11 Cases, or that are awardable and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not denied by a Final Order, all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been Filed for any such amount).

163. “Unrestricted Cash” means the Debtors’ Cash on hand, excluding approximately $3.1 million used to collateralize the Debtors’ Letters of Credit and excluding approximately $2.3 million held as security in case of a default by the Debtors under its credit card processing agreements.

164. “Unsecured Claim Distribution” means the consideration provided for General Unsecured Claims, including both the Unsecured Claim Equity Distribution and Cash provided in Article III.C hereof.

165. “Unsecured Claim Equity Distribution” means 10% of the New Common Stock (inclusive of the shares issuable pursuant to the exercise of the Special Warrants and subject to dilution pursuant to the Equity Incentive Program) issued on the Effective Date to be allocated to the Holders of General Unsecured Claims (including the Holders of Senior Claims on account of the Senior Credit Deficiency Claims).

166. “U.S. Persons” means United States citizens and entities organized under the laws of the United States or any state or political subdivision or territory thereof, as applied and interrupted by the FCC.

167. “U.S. Trustee” means the United States Trustee for the Southern District of New York.

168. “Voting Deadline” means 5:00 p.m. (prevailing Eastern Time) on May 3, 2010.

169. “Warrant Agreement” means the form of warrant agreement providing for the terms of the Special Warrants, the substantially final form of which shall be part of the Plan Supplement.

B.	Rules of Interpretation

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule or exhibit, as it may thereafter be amended, modified or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (13) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A.	Administrative Claims

1.	General Administrative Claims

Except as otherwise specifically provided in the Plan, and except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment with respect to such Holder, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the later of: (a) on or as soon as reasonably practicable after the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ businesses shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.

2.	Professional Compensation

(a)	Fee Claims

Professionals or other Entities asserting a Fee Claim for services rendered before the Confirmation Date must File and serve on the Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Interim Compensation Order or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 20 days after the Effective Date; provided that the Reorganized Debtors may pay retained Professionals or other Entities in the ordinary course of business after the Confirmation Date; and provided, further that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation or reimbursement of expenses for services rendered before the Confirmation Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professional Order. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims.

(b)	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional or other fees and expenses related to implementation and Consummation of the Plan incurred by the Reorganized Debtors and Committee Professionals through and including the Effective Date. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for services rendered or expenses incurred after the Confirmation Date in the ordinary course of business without any further notice to any party or action, order or approval of the Bankruptcy Court.

3.	Administrative Claim Bar Date

Except for requests for payment of Administrative Claims of governmental units as provided in section 503(b)(1)(D) of the Bankruptcy Code or as otherwise provided in this Article II.A, requests for payment of Administrative Claims must be filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than 60 days after the Effective Date. Holders of Administrative Claims that are required to, but do not, file and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be filed and served on the Reorganized Debtors and the requesting party no later than 90 days after the Effective Date.

B.	Priority Tax Claims

1.	Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, on the Distribution Date, at the option of the Debtors, one of the following treatments: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

2.	Priority Tax Claims Bar Date

Notwithstanding anything herein to the contrary, any Creditor holding (1) a Priority Tax Claim or (2) a Claim that would otherwise be a Priority Tax Claim but for the fact that such Claim arose before the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code, must File a Proof of Claim on account of such Claim, and such Proof of Claim must be Filed with the Bankruptcy Court on or before the Priority Tax Claims Bar Date. All (1) Priority Tax Claims or (2) Claims that would otherwise be Priority Tax Claims but for the fact that such Claims arose before the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code for which a Proof of Claim is not timely Filed will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates and their property unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Priority Tax Claims or Claims that would otherwise be Priority Tax Claims but for the fact that such Claims arose before the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article IX.F and Article IX.G hereof.

C.	Statutory Fees

On the Distribution Date, the Debtors shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Confirmation Date, Reorganized Citadel shall pay the applicable U.S. Trustee fees until the entry of a final decree in each Debtor’s Chapter 11 Case or until such Chapter 11 Case is converted or dismissed.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in each of the Debtors. All Claims and Interests, except for Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released or otherwise satisfied before the Effective Date.

B.	Summary of Classification

This Plan constitutes a separate chapter 11 plan of reorganization for each Debtor and, accordingly, the classifications set forth in Classes 1 to 7 shall be deemed to apply to Citadel and each of the Debtor Subsidiaries. Class 8 consists of Citadel Interests.

The following chart summarizes the classification of Claims against, and Interests in, the Debtors:

Class	Claim	Status	Voting Rights
1	Priority Non-Tax Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Secured Senior Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Impaired	Entitled to Vote
5	Section 510(b) Claims	Impaired	Deemed to Reject
6	Intercompany Claims	Unimpaired/ Impaired	Deemed to Accept/Deemed to Reject
7	Intercompany Interests	Unimpaired	Deemed to Accept
8	Citadel Interests	Impaired	Deemed to Reject

C.	Treatment of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:

Class 1 – Priority Non-Tax Claims

(a)	Classification: Class 1 consists of all Priority Non-Tax Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release and discharge of each Allowed Priority Non-Tax Claim, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash on or as reasonably practicable after (i) the Effective Date; (ii) the date on which such Priority Non-Tax Claim against the Debtors becomes an Allowed Priority Non-Tax Claim; or (iii) such other date as may be ordered by the Bankruptcy Court.

(c)	Voting: Class 1 is not Impaired by the Plan and each Holder of a Class 1 Priority Non-Tax Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.

Class 2 – Other Secured Claims

(a)	Classification: Class 2 consists of all Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Other Secured Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release and discharge of each Allowed Other Secured Claim, each Holder of such Allowed Other Secured Claim shall receive one of the following treatments, in the sole discretion of the applicable Debtor: (i) the Debtors or the Reorganized Debtors shall pay such Allowed Other Secured Claims in full in Cash, including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code; (ii) the Allowed Other Secured Claim will be reinstated pursuant to section 1124 of the Bankruptcy Code; or (iii) the Debtors and the Reorganized Debtors shall otherwise treat such Allowed Other Secured Claim in any other manner such that the Claim shall be rendered Unimpaired.

(c)	Voting: Class 2 is not Impaired by the Plan and each Holder of a Class 2 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

Class 3 – Secured Senior Claims

(a)	Classification: Class 3 consists of all Senior Claims to the extent they are Secured Claims.

(b)	Allowance: The Senior Claims shall be Allowed and deemed to be Allowed Claims in the aggregate amount of $2,144,387,154.18. Solely for purposes of allocating distributions between Holders of Secured Senior Claims and Holders of General Unsecured Claims under this Plan, and without prejudice to any other position in the event that this Plan is not confirmed, under section 506(a) of the Bankruptcy Code, the aggregate amount of the Senior Claims that are Secured shall be stipulated to be Allowed Secured Claims in the aggregate amount of the difference between $2,144,387,154.18 and the amount of the Senior Credit Deficiency Claim, or approximately $1.8772 billion.

(c)	Treatment: Holders of Secured Senior Claims will retain all adequate protection payments in full and final satisfaction of any and all Adequate Protection Claims and, on or as soon as practicable after the Effective Date, in full and final satisfaction, settlement, release and discharge of the portion of each Allowed Senior Claim that is a Secured Claim, Holders will receive: (a) a Pro Rata share of the New Term Loan; (b) a Pro Rata share of the Secured Claim Equity Distribution; and (c) a Pro Rata share of the Excess Cash; provided that:

(i)	for any Holder of Secured Senior Claims to receive New Common Stock, such Holder must deliver to the Debtors and the Senior Agent a completed Ownership Certification in accordance with the terms of the Disclosure Statement Order;

(ii)	the Ownership Certification must provide that the Holder’s ownership percentage, when aggregated with all other Holders, as calculated in accordance with FCC rules and regulations, complies with the Communications Act;

(iii)	Holders of Secured Senior Claims may transfer their Secured Claim Equity Distribution to affiliates, subsidiaries and/or trusts for tax, compliance or internal policy reasons provided that Ownership Certifications are updated to reflect such transfers;

(iv)	the distribution of the Secured Claim Equity Distribution shall be made pursuant to the Equity Allocation Mechanism; and

(v)	if the Effective Date occurs upon an FCC Approval pursuant to clause (2) of the definition of FCC Approval, such Holders shall receive their Pro Rata share of 90% of the beneficial interests of the FCC Trust in lieu of any New Common Stock they would have otherwise been entitled to receive pursuant to this provision (subject to receipt of Special Warrants for any Holder that does not timely deliver an Ownership Certification and otherwise comply with the Communications Act and FCC implementing rules both (A) in connection with the distribution of beneficial interests in the FCC Trust and (B) upon distribution of the New Common Stock from the FCC Trust).

(d)	Voting: Class 3 is Impaired by the Plan. Therefore, Holders of Class 3 Secured Senior Claims are entitled to vote to accept or reject the Plan.

Class 4 – General Unsecured Claims

(a)	Classification: Class 4 consists of all General Unsecured Claims (including but not limited to the Senior Credit Deficiency Claim and the Subordinated Notes Claims).

(b)	Treatment: In exchange for full and final satisfaction, settlement, release and discharge of each Allowed General Unsecured Claim, each Holder of such Allowed General Unsecured Claim shall receive, subject to the establishment of the Disputed Unsecured Claims Reserve:

(i)	a Pro Rata share of the Unsecured Claim Equity Distribution, provided that:

(a)	for any Holder of General Unsecured Claims to receive New Common Stock, such Holder must deliver to the Debtors and the Senior Agent a completed Ownership Certification in accordance with the terms of the Disclosure Statement Order and the ownership percentage of such Holder, when aggregated with all other Holders, as calculated in accordance with FCC rules and regulations, must comply with the Communications Act;

(b)	Holders of General Unsecured Claims may transfer their Unsecured Claim Equity Distribution to affiliates, subsidiaries and/or trusts for tax, compliance or internal policy reasons provided that Ownership Certifications are updated to reflect such transfers;

(c)	the Unsecured Claim Equity Distribution shall be made pursuant to the Equity Allocation Mechanism; and

(d)	if the Effective Date occurs upon an FCC Approval pursuant to clause (2) of the definition of FCC Approval, such Holders shall receive their Pro Rata share of 10% of the beneficial interests of the FCC Trust in lieu of any New Common Stock they would have otherwise been entitled to receive pursuant to this provision (subject to receipt of Special Warrants for any Holder to the extent such Holder does not timely deliver an Ownership Certification and otherwise comply with the Communications Act and FCC implementing rules both in connection with the distribution of beneficial interests in the FCC Trust and upon distribution of the New Common Stock from the FCC Trust);

and

(ii)	a Pro Rata share of $36 million in Cash.

(c)	Voting. Class 4 is Impaired. Therefore, Holders of Class 4 General Unsecured Claims are entitled to vote to accept or reject the Plan.

Class 5 – Section 510(b) Claims

(a)	Classification: Class 5 consists of all Section 510(b) Claims against the Debtors.

(b)	Treatment: Holders of Section 510(b) Claims shall not receive any distribution on account of such 510(b) Claims. On the Effective Date, all Section 510(b) Claims shall be discharged.

(c)	Voting: Class 5 is Impaired and Holders of Class 5 Section 510(b) Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 5 Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

Class 6 – Intercompany Claims

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)	Treatment: No distribution shall be made on account of Intercompany Claims. On the Effective Date, or as soon thereafter as is practicable, all Intercompany Claims will be reinstated in full or in part or cancelled, discharged in full or in part or contributed, distributed or otherwise transferred between and among the Debtors in full or in part, in each case, to the extent determined appropriate by the Reorganized Debtors, provided that immediately prior to the Reorganization Transfer, to the extent determined appropriate by the Reorganized Debtors, (i) a substantial portion of or all amounts owed by ABC Radio to Citadel shall be contributed by Citadel to ABC Radio, and (ii) all amounts owed by CB Company to Citadel shall be contributed by Citadel to CB Company. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors will be entitled to transfer funds and obligations between and among themselves as they determine to be necessary or appropriate to best enable the Debtors and Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices.

(c)	Voting: Holders of Class 6 Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, as applicable. Holders of Class 6 Intercompany Claims are not entitled to vote to accept or reject the Plan.

Class 7 – Intercompany Interests

(a)	Classification: Class 7 consists of all Intercompany Interests existing immediately prior to the Reorganization Transfer.

(b)	Treatment: To the extent not otherwise transferred or cancelled in the Reorganization Transfer, Intercompany Interests shall be Reinstated on the Effective Date.

(c)	Voting: Class 7 is not Impaired by the Plan and Holders of Class 7 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Intercompany Interests are not entitled to vote to accept or reject the Plan.

Class 8 – Citadel Interests

(a)	Classification: Class 8 consists of all Citadel Interests.

(b)	Treatment: Holders of Citadel Interests shall not receive any distribution on account of such Citadel Interests. On the Effective Date, all Citadel Interests shall be cancelled and discharged.

(c)	Voting: Class 8 is Impaired and Holders of Class 8 Citadel Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 8 Citadel Interests are not entitled to vote to accept or reject the Plan.

Article IV.

ACCEPTANCE REQUIREMENTS

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class has accepted the applicable Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of Allowed Claims in such Class actually voting have voted to accept the applicable Plan.

A.	Acceptance or Rejection of the Plan

1.	Voting Classes

Classes 3 and 4 for each of the Debtors are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

2.	Presumed Acceptance of the Plan

Classes 1, 2 and 7 for each of the Debtors are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.	Deemed Rejection of the Plan

Classes 5 for each of the Debtors and Class 8 for Citadel only are Impaired and shall receive no distribution under the Plan. The Holders in such Classes are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

4.	Intercompany Claims.

Class 6 is either conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code or reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, as applicable. The Holders in Class 6 are not entitled to vote to accept or reject the Plan.

B.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

C.	Special Provision Governing Claims that are Not Impaired.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Claims that are not Impaired, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Claims that are not Impaired.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Corporate Existence

Except as otherwise provided herein, and subject to the Restructuring Transactions, if any, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state law).

B.	New Certificate of Incorporation and New By-Laws

On or immediately before the Effective Date, the Reorganized Debtors will file their respective New Certificates of Incorporation and New By-Laws with the applicable Secretaries of State and/or other authorities in their respective states of incorporation in accordance with the corporate laws of the respective states of incorporation. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Certificates of Incorporation and New By-Laws and other constituent documents as permitted by the laws of their respective states of incorporation and their respective New Certificates of Incorporation and New By-Laws.

C.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action (except those released pursuant to Article IX.B hereto) and any property acquired by any of the Reorganized Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the New Term Loan). On and after the Effective Date, except as otherwise provided in the Plan, and subject to compliance with the applicable provisions of the Communications Act, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules; provided, however, the Bankruptcy Court shall retain jurisdiction with respect to the FCC Trust, if established, as set forth in Article XII hereof.

D.	Sources of Consideration for Plan Distributions

All consideration necessary for the Reorganized Debtors to make payments or distributions under this Plan shall be obtained from the New Term Loan, New Common Stock and Special Warrants transferred to Citadel pursuant to the Reorganization Transfer, and from Cash on hand (including Cash from business operations). Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds, other assets and liabilities between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

E.	The New Term Loan

On the Effective Date, the Reorganized Debtors shall enter into the New Term Loan. Confirmation shall be deemed approval of the New Term Loan (including the transactions contemplated thereby, any amendments thereto and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, whether before or after the Effective Date) and authorization for the Reorganized Debtors to enter into and execute the New Term Loan documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary or advisable in furtherance of the Plan.

The New Term Loan Agreement will provide for the maintenance of the Letters of Credit on a fully cash collateralized basis, as well as participating interests therein and reimbursement of obligations in respect thereof.

F.	New Common Stock and Special Warrants

On the Effective Date, Reorganized Citadel shall issue the New Common Stock and Special Warrants. Confirmation shall be deemed approval of the New Common Stock and Special Warrants (including the transactions contemplated thereby, any amendments thereto, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, whether before or after the Effective Date) and authorization for Reorganized Citadel to issue the New Common Stock and Special Warrants, subject to such modifications as Reorganized Citadel may deem to be reasonably necessary or advisable in furtherance of the Plan.

G.	Reorganization Transfer

On the Effective Date and pursuant to the Reorganization Transfer, Citadel shall merge with and into CB Company. Such merger is authorized without the need for any further corporate action or any further action by a Holder of Claims or Interests.

H.	Distribution of Plan Securities and New Term Loan

On the Effective Date, or as soon as reasonably practicable thereafter, the Plan Securities and New Term Loan shall be distributed, pursuant to the merger of Citadel with and into CB Company, to (a) Holders of Secured Senior Claims and (b) Holders of General Unsecured Claims (including, to the extent applicable, the issuance of beneficial interests in the FCC Trust to such Holders and the distribution of New Common Stock to the Holders of such beneficial interests upon receipt of FCC Approval of the Long Form Applications). The allocation of Plan Securities among the Holders of Secured Senior Claims and the Holders of General Unsecured Claims shall be made in accordance with the Equity Allocation Mechanism attached hereto as Exhibit A. The Citadel Distribution is authorized without the need for any further corporate action or any further action by a Holder of Claims or Interests.

All of the Plan Securities issued pursuant to the Plan shall be duly authorized, validly issued and fully paid and non-assessable. Each distribution and issuance referred to in Article VII hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

Nothing in this Plan shall prevent Holders of Secured Senior Claims from transferring as between themselves some or all of their respective shares of the Secured Claim Equity Distribution or New Term Loan obligations or the rights to receive such securities or indebtedness, subject to all applicable laws and regulations.

I.	Modification of Certain Restructuring Transactions

Citadel has requested a private letter ruling (the “Ruling”) from the United States Internal Revenue Service (the “IRS”) with respect to certain tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors and certain Holders of Claims or Interests. If the IRS declines to issue the Ruling, or if otherwise determined to be advisable by the Debtors and/or the Reorganized Debtors, the Debtors and the Reorganized Debtors, subject to the agreement of the Senior Agent and the Requisite Participating Lenders, are authorized to alter certain planned Restructuring Transactions (including those described in this Article V) without the need for any further corporate or judicial action.

J.	FCC Licenses

The Debtors shall file the FCC Applications with the FCC within 10 business days of the Bankruptcy Court’s entry of the Disclosure Statement Order. After such Filing is made, any person who thereafter acquires Secured Senior Claims or General Unsecured Claims may be treated, in the judgment of the Debtors, as an alien owner for purposes of the Secured Claim Equity Distribution or the Unsecured Claim Equity Distribution, in either of which cases the Person shall be classified in “Group 2” (as defined in Exhibit A hereto). In addition, the Debtors may, subject to the consent of the Senior Agent, in consultation with the Requisite Participating Lenders, but otherwise in their sole discretion, request that the Bankruptcy Court implement restrictions on trading of Claims that might adversely affect the FCC Approval process. The Debtors shall diligently prosecute the FCC Applications and shall promptly provide such additional documents or information requested by the FCC in connection with its review of the FCC Applications.

K.	FCC Trust

1.	Generally

In the event that the Debtors and the Senior Agent determine that approval of the FCC Long Form Application is causing or may cause unwanted delay in consummation of the Plan, the Debtors shall, subject to the consent of the Requisite Participating Lenders, promptly establish, for the benefit of the Holders of Allowed Claims that may be entitled to distributions from the FCC Trust under the Plan, the FCC Trust. The powers, authority, responsibilities and duties of the FCC Trust and the FCC Trustees are set forth in and shall be governed by the FCC Trust Agreement. The FCC Trust Agreement shall contain provisions customary to trust agreements utilized in comparable circumstances, including, without limitation, provisions necessary to ensure the continued treatment of the FCC Trust as a “grantor trust” and a “liquidation trust,” and the beneficiaries of the FCC Trust as the grantors and owners thereof, for United States federal income tax purposes. The FCC Trust and the FCC Trustees, including any successors, shall be bound by the Plan and shall not challenge any provision of the Plan.

2.	Creation and Funding of the FCC Trust

On or before the Effective Date, if the FCC Trust is implemented, the FCC Trust Agreement shall be executed in a manner consistent with the Plan, Citadel will establish the FCC Trust in accordance with the FCC Trust Agreement for the benefit of the Holders of Allowed Claims that may be entitled to distributions from the FCC Trust under the Plan, and Citadel will deposit with the FCC Trust the minimum amount necessary for the recognition of the FCC Trust for United States federal income tax purposes, with such amount to be subject to Reasonable Lender Consent.

3.	Appointment of the FCC Trustees

On the Effective Date, and in compliance with the provisions of the Plan and the FCC Trust Agreement, if the FCC Trust is implemented, the Debtors will appoint the FCC Trustees in accordance with the FCC Trust Agreement and, thereafter, any successor FCC Trustees shall be appointed and serve in accordance with the FCC Trust Agreement. The FCC Trustees or any successor thereto will administer the FCC Trust in accordance with the Plan and the FCC Trust Agreement.

4.	Contributions to the FCC Trust

If the Effective Date occurs upon an FCC Approval pursuant to clause (2) of the definition of FCC Approval, Reorganized Citadel shall contribute the New Common Stock and/or Special Warrants to the FCC Trust for the benefit of the Holders of Secured Senior Claims and General Unsecured Claims that otherwise would have been entitled to receive a distribution of such New Common Stock and/or Special Warrants pursuant to Article III.C.

5.	Treatment of the FCC Trust

For all federal income tax purposes, the Debtors intend that (i) the FCC Trust be classified as a “liquidating trust” under Section 301.7701-4(d) of the Regulations and qualify as a “grantor trust” under Section 671 of the Tax Code and (ii) any beneficiaries of the FCC Trust will be treated as grantors and deemed owners thereof. Accordingly, for all United States federal income tax purposes, it is intended that any beneficiaries of the FCC Trust be treated as if they had received a distribution of an undivided interest in the assets of the FCC Trust (i.e., the New Common Stock and/or Special Warrants) and then contributed such undivided interest to the FCC Trust. In the event the FCC Trust is implemented, the FCC Trustees shall, in an expeditious but orderly manner, make timely distributions to beneficiaries of the FCC Trust pursuant to the Plan and the FCC Trust Agreement and not unduly prolong its duration. The FCC Trust shall not be deemed a successor in interest of the Debtors for any purpose other than as specifically set forth herein or in the FCC Trust Agreement.

6.	Transferability of Beneficial Interests

Ownership of a beneficial interest shall be uncertificated and shall be in book entry form. The beneficial interests in the FCC Trust will not be registered pursuant to the Securities Act, as amended, or any state securities law. If the beneficial interests constitute “securities,” the parties hereto intend that the exemption provisions of section 1145 of the Bankruptcy Code will apply to the beneficial interests. The beneficial interests will be transferable, subject to the terms of the FCC Trust Agreement.

7.	Distributions; Withholding

In the event the FCC Trust is implemented, the FCC Trustees shall make distributions to the beneficiaries of the FCC Trust when and as authorized pursuant to the FCC Trust Agreement in compliance with the Plan, provided that distributions in respect of the Senior Claims and the Subordinated Notes Claims will be made to the Senior Agent and the Subordinated Notes Indentures Trustees, respectively, as Disbursing Agents, subject to implementing a mechanism with respect to the beneficial interests in the FCC Trust to be held by Holders of Senior Claims and Subordinated Notes Claims. The FCC Trustees may withhold from amounts otherwise distributable from the FCC Trust to any Entity any and all amounts required to be withheld by the FCC Trust Agreement or any law, regulation, rule, ruling, directive, treaty or other governmental requirement.

8.	Termination of the FCC Trust

To the extent created, the FCC Trust shall terminate as soon as practicable, but in no event later than the third anniversary of the Effective Date; provided that, on or after the date that is less than 30 days before such termination date, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the FCC Trust for a finite period if such an extension is necessary to complete any pending matters required under the FCC Trust Agreement; provided that the aggregate of all extensions shall not exceed two years unless the FCC Trustees receive an opinion of counsel or a favorable ruling from the Internal Revenue Service to the effect that any such extension would not adversely affect the status of the FCC Trust as a liquidating trust within the meaning of Section 301.7701-4(d) of the Regulations. Notwithstanding the foregoing, multiple extensions may be obtained so long as the conditions in the preceding sentence are met no more than six months prior to the expiration of the then-current termination date of the FCC Trust.

L.	Reorganized Citadel and the Reorganized Debtor Subsidiaries’ Respective Boards of Directors

If the New Common Stock is transferred to the FCC Trust, during the period of time that the New Common Stock is held by the FCC Trust (pending approval of the FCC Long Form Application), then the board of directors of Reorganized Citadel and the boards of directors of each of the Reorganized Debtor Subsidiaries shall consist of the same individuals as the FCC Trustees.

Upon the Transfer of Control or the Effective Date to the extent the FCC Trust is not implemented, the New Board, as identified in the Plan Supplement, shall take office and replace the then-existing Boards of Directors of the Reorganized Debtors. All members of such existing boards, including Citadel, shall cease to hold office or have any authority from and after such time. The New Board shall be composed of seven members, which shall consist of six independent directors recommended by the Requisite Participating Lenders and Reorganized Citadel’s Chairman and Chief Executive Officer. Current directors will be included among the candidates to be considered for the New Board. All directors of the New Board shall meet the criteria set forth in the listing requirements of the New York Stock Exchange or Nasdaq, as applicable. To the extent known, the identity of the proposed members of the New Board, and the nature and compensation for any member of the board of directors of Reorganized Citadel who is an “insider” under section 101(31) of the Bankruptcy Code will be set forth in the Plan Supplement.

No individual person or entity receiving a distribution of New Common Stock, Special Warrants or beneficial interests in the FCC Trust under this Plan shall have the right to appoint any director to the New Board.

M.	Officers of Reorganized Debtors

To the extent known, officers of the Reorganized Debtors shall be identified in the Plan Supplement.

N.	Equity Incentive Program

The Equity Incentive Program will provide for a certain percentage of New Common Stock, not less than 7.5% and not to exceed 10% (on a fully diluted basis) of the issued and outstanding New Common Stock and New Common Stock issuable upon exercise of the Special Warrants, in each instance on the Effective Date, to be reserved for issuance as options. Three-quarters of the options shall have a strike price equal to the value of a share of New Common Stock on the Effective Date and shall vest ratably over a three year period; the remaining quarter shall have a strike price set by the New Board at a significant premium to such Effective Date value, and shall vest over a three year period. The other material terms of the Equity Incentive Program will be included in the Plan Supplement.

O.	D&O Liability Insurance Policies

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair or otherwise modify any obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. On or before the Effective Date, the Reorganized Debtors may obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers and managers in such amounts, for such terms or periods of time, and placed with such insurers, as determined by the Senior Agent to be reasonable under the circumstances or as otherwise specified and ordered by the Bankruptcy Court in the Confirmation Order.

P.	Employee Benefits

Except as otherwise provided herein, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation (other than equity based compensation related to Equity Interests), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising before the Petition Date; provided, however, that the Reorganized Debtors’ performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such policy, program or plan. Except as otherwise provided herein, nothing shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans.

Q.	Restructuring Transactions

On the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into the Restructuring Transactions, if any, and shall take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided in the Restructuring Transactions Notice. The Restructuring Transactions may include one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, changes in form of entity or other corporate transactions as may be determined by the Debtors or the Reorganized Debtors, as applicable, to be necessary or appropriate. The actions to effect the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance or dissolution pursuant to applicable state or provincial law; (4) the filing of any required Short Form FCC applications if necessary; and (5) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions. The Restructuring Transactions will be listed and described in the Restructuring Transactions Notice.

R.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the managers, officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.

S.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including: (1) entry into the New Employment Agreements; (2) appointment of the directors and officers of Reorganized Citadel and the Reorganized Debtors; (3) the execution of and entry into the New Term Loan Agreement; (4) the issuance of the Plan Securities; and (5) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, operating agreements and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Term Loan, New Common Stock, Special Warrants and any and all other agreements, documents, securities and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article V.S shall be effective notwithstanding any requirements under applicable nonbankruptcy law.

T.	Listing of Plan Securities and Transfer Restrictions

For certain purposes, including requiring Reorganized Citadel to become a public reporting company under the Securities Exchange Act, as promptly as practicable following the Effective Date, Reorganized Citadel shall file with the SEC the Form 10 or Form 8-A, and Reorganized Citadel shall use reasonable best efforts to have such registration statement declared effective by the SEC as promptly as reasonably practicable.

Reorganized Citadel shall use its reasonable best efforts to obtain a listing for the Class A Common Stock on NYSE or Nasdaq as soon as reasonably practicable following the effectiveness of the Form 10 of Form 8-A (e.g., after listing requirements are satisfied).

The Plan Securities may be subject to certain transfer and other restrictions pursuant to, among other things and the terms of the Special Warrants, the New Certificate of Incorporation and, if implemented, the FCC Trust Agreement.

U.	Cancellation of Securities and Agreements

1.	Cancellation

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the Senior Credit Agreement, Swap Agreements, 1.875% Subordinated Notes Indenture, 8% Subordinated Notes Indenture and any other Certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors giving rise to any Claim or Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, whether surrendered for cancellation or otherwise, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of (i) allowing Holders to receive distributions under the Plan as provided herein, (ii) allowing the 1.875% Subordinated Notes Paying Agent and the Subordinated Notes Indentures Trustee to receive distributions hereunder, and (iii) permitting the 1.875% Subordinated Notes Paying Agent to assert its 1.875% Subordinated Notes Paying Agent Charging Lien against such distributions for payment of the 1.875% Subordinated Notes Paying Agent Fee that are not paid by the Debtors or any other unpaid fees properly chargeable under the Subordinated Notes Indentures, and permitting the Subordinated Notes Indentures Trustee to assert its Subordinated Notes Indentures Trustee Charging Lien against distributions for payment of the Subordinated Notes Indentures Trustee Fee that are not paid by the Debtors or any other unpaid fees properly chargeable under the Subordinated Notes Indentures. Each of the 1.875% Subordinated Notes Paying Agent Charging Lien and the Subordinated Notes Indentures Trustee Charging Lien will be deemed released upon payment of the 1.875% Subordinated Notes Paying Agent Fee and the Subordinated Notes Indentures Trustee Fee, respectively, in accordance with the terms of the applicable Indentures and this Plan.

Notwithstanding any provision contained in this Plan to the contrary, the distribution provisions contained in the 1.875% Subordinated Notes Indenture shall continue in effect to the extent necessary to authorize the 1.875% Subordinated Notes Paying Agent to receive and distribute to the Holders of Allowed 1.875% Subordinated Note Claims distributions pursuant to this Plan on account of Allowed 1.875% Subordinated Note Claims and shall terminate completely upon completion of all such distributions. The distribution provisions contained in the 8% Subordinated Notes Indenture shall continue in effect to the extent necessary to authorize the Subordinated Notes Indentures Trustee to receive and distribute to the Holders of Allowed 8% Subordinated Notes Claims distributions pursuant to this Plan on account of Allowed 8% Subordinated Notes Claims and shall terminate completely upon completion of all such distributions.

Any reasonable fees and expenses of the Senior Agent remaining unpaid on the Effective Date shall be paid in full in Cash on the Effective Date, or within 10 days after receipt by Reorganized Citadel of invoices therefor; provided, however, any disputes over the reasonableness of such fees and expenses shall be determined by the Bankruptcy Court. On and after the Effective Date, all duties and responsibilities of the Senior Agent under the Senior Credit Agreement shall be discharged unless otherwise specifically set forth in or provided for under this Plan.

2.	Letter of Transmittal to Holders of 1.875% Subordinated Notes Claims

As soon as practicable after the Effective Date, the Debtors, with the cooperation of the 1.875% Subordinated Notes Paying Agent, shall send a letter of transmittal to each holder of a 1.875% Subordinated Note, advising such holder of the effectiveness of this Plan and providing instructions to such holder to deliver to the 1.875% Subordinated Notes Paying Agent his or her 1.875% Subordinated Notes in exchange for the distributions to be made pursuant to this Plan. Delivery of any Note will be effected, and risk of loss and title thereto shall pass, only upon delivery of such 1.875% Subordinated Note to the 1.875% Subordinated Notes Paying Agent in accordance with the terms and conditions of such letter of transmittal, such letter of transmittal to be in such form and have such other provisions as the Debtors (or the Disbursing Agent) may reasonably request.

3.	Delivery and Surrender of Subordinated Notes

Each holder of 1.875% Subordinated Notes shall surrender such 1.875% Subordinated Note to the 1.875% Subordinated Notes Paying Agent. No distribution hereunder shall be made to or on behalf of any such holder unless and until such 1.875% Subordinated Note is received by the 1.875% Subordinated Notes Paying Agent, or the loss, theft or destruction of such 1.875% Subordinated Note is established to the satisfaction of the 1.875% Subordinated Notes Paying Agent, including requiring such holder (i) to submit a lost instrument affidavit and an indemnity bond, and (ii) to hold the Debtors and the 1.875% Subordinated Notes Paying Agent harmless in respect of such 1.875% Subordinated Note and any distributions made in respect thereof. Upon compliance with this Section by a holder of any 1.875% Subordinated Note, such holder shall, for all purposes under this Plan, be deemed to have surrendered such 1.875% Subordinated Note. Any such holder that fails to surrender such 1.875% Subordinated Note or satisfactorily explain its non-availability to the 1.875% Subordinated Notes Paying Agent within 18 months of the Effective Date shall be deemed to have no further Claim against the Debtors or their property or the 1.875% Subordinated Notes Paying Agent in respect of such Claim and shall not participate in any distribution hereunder, and the distribution that would otherwise have been made to such holder shall revert to the Reorganized Debtors.

Each holder of 8% Subordinated Notes shall surrender such 8% Subordinated Note to the Subordinated Notes Indentures Trustee. No distribution hereunder shall be made to or on behalf of any such holder unless and until such 8% Subordinated Note is received by the Subordinated Notes Indentures Trustee, or the loss, theft or destruction of such 8% Subordinated Note is established to the satisfaction of the Subordinated Notes Indentures Trustee, including requiring such holder (i) to submit a lost instrument affidavit and an indemnity bond, and (ii) to hold the Debtors and the Subordinated Notes Indentures Trustee harmless in respect of such 8% Subordinated Note and any distributions made in respect thereof. Upon compliance with this Section by a holder of any 8% Subordinated Note, such holder shall, for all purposes under this Plan, be deemed to have surrendered such 8% Subordinated Note. Any such holder that fails to surrender such 8% Subordinated Note or satisfactorily explain its non-availability to the Subordinated Notes Indentures Trustee within 18 months of the Effective Date shall be deemed to have no further Claim against the Debtors or their property or the Subordinated Notes Indentures Trustee in respect of such Claim and shall not participate in any distribution hereunder, and the distribution that would otherwise have been made to such holder shall revert to the Reorganized Debtors.

V.	Section 1145 Exemption

Except as otherwise provided herein, pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, exchange and distribution of any Plan Securities contemplated by the Plan and all agreements incorporated herein, including the New Common Stock, the Special Warrants, the beneficial interests in the FCC Trust and the distribution of the New Common Stock from the FCC Trust to holders of beneficial interests in the FCC Trust as contemplated herein shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities to the maximum extent permitted thereunder. In addition, under section 1145 of the Bankruptcy Code, any Plan Securities contemplated by the Plan and any and all agreements incorporated therein, including the New Common Stock, will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (2) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (3) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in Article V.K hereof, the New Certificate of Incorporation, the FCC Trust Agreement and the relevant agreements governing the Special Warrants; and (4) applicable regulatory approval, including the required FCC Approval.

W.	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction authorized by Article V.Q hereof; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

X.	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to Article IX.B hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by order of the Bankruptcy Court; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified as an Executory Contract or Unexpired Lease to be rejected pursuant to the Plan Supplement, including any amendments before the Effective Date.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumption or rejection of such Executory Contracts or Unexpired Leases as set forth herein, all pursuant to section 365(a) of the Bankruptcy Code. Unless otherwise indicated, all assumptions of such Executory Contracts and Unexpired Leases in the Plan are effective as of the Effective Date. Each such Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall revest in, and be fully enforceable by, the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order. Notwithstanding anything to the contrary in the Plan, the Debtors or Reorganized Debtors, as applicable, reserve the right to alter, amend, modify or supplement the list of Executory Contracts and Unexpired Leases identified in the Plan Supplement. Notwithstanding the foregoing paragraph, after the Effective Date, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

B.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

With respect to any Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant hereto (including pursuant to Article VI.A hereof) or otherwise, Cure Claims shall be satisfied, pursuant to section 365(b) of the Bankruptcy Code, by payment of the Cure Claims in Cash on the Effective Date or as soon as reasonably practicable thereafter or on such other terms as the parties to each such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding: (1) the amount of any Cure Claim; (2) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365(b) of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of assumption. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

C.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

D.	Contracts and Leases Entered Into After the Petition Date

On and after the Effective Date, the Debtors may continue to perform under contracts and leases entered into after the Petition Date by any Debtor in the ordinary course of business, including any Executory Contracts and Unexpired Leases assumed by such Debtor.

E.	Assumption of Indemnification Provisions

The Debtors shall assume all of the Indemnification Provisions in place on and before the Effective Date for Indemnified Parties for Claims related to or in connection with any actions, omissions or transactions occurring before the Effective Date.

F.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

G.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease as otherwise provided herein.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Rejection Claims Bar Date

Notwithstanding anything herein to the contrary, any Creditor holding a Rejection Claim must File a Proof of Claim on account of such Claim with the Bankruptcy Court on or before the Rejection Claims Bar Date. All Rejection Claims for which a Proof of Claim is not timely Filed will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates and their property unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Rejection Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article IX.F and Article IX.G hereof.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Record Date for Distributions

Except as otherwise provided in the Plan, as of the Distribution Record Date, the various Claims and transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, including the Disbursing Agent, shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Interests. Except as otherwise provided in the Plan, the Debtors and the Disbursing Agent shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date, and shall be entitled to recognize and deal for all purposes under this Plan with only those holders on record as of the Distribution Record Date.

B.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein. Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

C.	Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Disbursing Agent(s) on the Effective Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

D.	Rights and Powers of Disbursing Agent

1.	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Disbursing Agent Fees and Expenses

Except as otherwise ordered by the Bankruptcy Court, all reasonable compensation, fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorneys’ fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

The Debtors shall pay within five Business Days of the Effective Date the Subordinated Notes Indentures Trustee Fee and the 1.875% Subordinated Notes Paying Agent Fee remaining unpaid as of the Effective Date for the period covering up to and including the Effective Date in an aggregate amount not to exceed $225,000, without the need to file fee applications with the Bankruptcy Court unless otherwise required by applicable bankruptcy law or by order of the Bankruptcy Court; provided, however, that, the Subordinated Notes Indentures Trustee and the 1.875% Subordinated Notes Paying Agent and their respective counsel shall provide the Debtors with the invoices for which they seek payment on or before the Effective Date. Any unpaid fees properly chargeable under the Subordinated Notes Indentures remaining after payments made pursuant to this Article V.D.2 of the Plan shall be reimburseable, Pro Rata, only from the 1.875% Subordinated Notes Paying Agent Charging Lien and the Subordinated Notes Indentures Trustee Charging Lien, respectively.

3.	Distributions to Holders of Subordinated Notes Claims

If the FCC Trust is not implemented, the distributions to be made under the Plan to holders of Allowed Subordinated Notes Claims shall be made (1) to the 1.875% Subordinated Notes Paying Agent or the Subordinated Notes Indenture Trustee (as applicable), or (2) with the prior consent of the 1.875% Subordinated Notes Paying Agent or the Subordinated Notes Indenture Trustee (as applicable), through the facilities of DTC.

E.	Distributions on Account of Claims Allowed After the Effective Date

1.	Payments and Distributions on Disputed Claims

Notwithstanding any other provision of the Plan, no distributions shall be made under the Plan on account of any Disputed Claim, unless and until such Claim becomes an Allowed Claim. Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

2.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Debtors or the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the Holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

3.	Provisions Governing Disputed Unsecured Claims Reserve

(a)	Funding of the Disputed Claims Reserve

On the Effective Date, the Reorganized Debtors shall withhold and maintain in reserve shares of New Common Stock (and/or Special Warrants or beneficial interests in the FCC Trust) and Cash to pay Holders of Disputed Claims that are General Unsecured Claims that become Allowed Claims in Class 4 pursuant to the terms of the Plan. The amount of New Common Stock (and/or Special Warrants or beneficial interests in the FCC Trust) and Cash withheld as a part of the Disputed Unsecured Claims Reserve for the benefit of a Holder of a Disputed General Unsecured Claim shall be equal to the lesser of: (a) (i) if no estimation is made by the Bankruptcy Court pursuant to Article VIII.E herein, the number of shares of New Common Stock (and/or Special Warrants or beneficial interests in the FCC Trust) and Cash necessary to satisfy the distribution required to be made pursuant to the Plan to Holders of Claims in Class 4 based on the asserted amount of the Disputed Claim or, if the Claim is denominated as contingent or unliquidated as of the Voting Deadline or such other date as designated in an order of the Bankruptcy Court, the amount that the Debtors elect to withhold on account of such Claim in the Disputed Unsecured Claims Reserve or (ii) the number of shares of New Common Stock (and/or Special Warrants or beneficial interests in the FCC Trust) and Cash necessary to satisfy the distribution required to be made pursuant to the Plan for such Disputed Claim based on an amount as estimated pursuant to Article VIII.E and set forth in an order of the Bankruptcy Court for purposes of allowance and distributions; and (b) the number of shares of New Common Stock (and/or Special Warrants or beneficial interests in the FCC Trust) and Cash necessary to satisfy the distribution required to be made pursuant to the Plan based in an amount as may be agreed upon by the Holder of such Disputed Claim and the Reorganized Debtors. In addition, Disputed Claims asserted against more than one Debtor shall be treated as a single claim for purposes of establishing the Disputed Unsecured Claims Reserve.

(b)	Periodic Distributions; Adjustments to Disputed Unsecured Claims Reserve

As and to the extent that Disputed Claims that are General Unsecured Claims become Allowed Claims, the Disbursing Agent shall distribute, in accordance with the terms of the Plan, to each holder of an Allowed Claim in Class 4 its Pro Rata share of the New Common Stock (and/or Special Warrants or beneficial interests in the FCC Trust) from the Disputed Unsecured Claims Reserve until such time as all Disputed Claims entitled to such distributions have been resolved, and the Disputed Unsecured Claims Reserve shall be adjusted accordingly. If a Disputed Claim in Class 4 is disallowed or Allowed in an amount that is less that the amount utilized by the Disbursing Agent in calculating the initial distributions to Holders of Claims in Class 4, the applicable amount of New Common Stock (and/or Special Warrants) and Cash will be distributed to the applicable holders of Allowed Claims in Class 4. Any New Common Stock (and/or Special Warrants or beneficial interests in the FCC Trust) or Cash remaining in the Disputed Unsecured Claims Reserve after resolution of all Disputed Claims in Class 4 shall be distributed to Holders of Allowed Claims in Class 4 on a Pro Rata basis.

(c)	Dividends

Cash dividends and other distributions received by the Disbursing Agent on account of the New Common Stock will (a) be deposited in a segregated bank account in the name of the Disbursing Agent for the benefit of Holders of Allowed Claims in Class 4 and Disputed Claims that become Allowed Claims in Class 4 and (b) will be accounted for separately.

(d)	Voting of Undelivered New Common Stock

The Reorganized Debtors, in their capacity as Disbursing Agent, shall vote, and shall be deemed to vote, the New Common Stock held by them in the Disputed Unsecured Claims Reserve in their capacity as Disbursing Agent in the same proportion as all outstanding shares of New Common Stock properly cast in a shareholder vote.

(e)	Transfer of Rights

The rights of holders of Allowed Claims to receive distributions from the Disputed Unsecured Claims Reserve in accordance with the Plan will be non-transferable, except (i) with respect to a transfer by will, the laws of descent and distribution or operation of law and (ii) to the extent evidenced by an escrow CUSIP established with respect to the interest of Holders of Subordinated Notes Claims in the Disputed Unsecured Claims Reserve.

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date (subject to the receipt of Ownership Certifications by Reorganized Citadel) by the applicable Disbursing Agent: (a) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the applicable Disbursing Agent after the date of any related Proof of Claim; (c) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the applicable Disbursing Agent has not received a written notice of a change of address; or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors and the applicable Disbursing Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

Except as otherwise provided in the Plan, all distributions to Holders of Senior Claims shall be governed by the Senior Credit Agreement and the Swap Agreements, as applicable, and shall be deemed completed when made to the Senior Agent, as Disbursing Agent hereunder, for further distribution to the Holders of Senior Claims, but subject to the charging liens of the Senior Agent.

2.	Minimum Distributions

Neither the Reorganized Debtors nor the Disbursing Agent(s) shall be required to make partial distributions or payments of fractions of Plan Securities. Whenever an payment or distribution of a fraction of a dollar or share of New Common Stock under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of New Common Stock (up or down) and half-shares of New Common Stock or less being rounded down.

3.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the applicable Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of one year from the later of the Effective Date or the date such distribution is made. After such date, all “unclaimed property” or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

G.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith, the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and the entitlement of any Holder to any distribution under the Plan shall be subject to any such withholding or reporting requirements.

H.	Setoffs and Recoupment

The Debtors, the Reorganized Debtors and the Disbursing Agent, as applicable, may withhold (but not set off except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such Holder, except as specifically provided herein.

I.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.	Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

The Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), as applicable, shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment any objections to Claims as permitted under the Plan. From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. The Debtors reserve all rights to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

B.	Allowance of Claims and Interests

Except with respect to Senior Claims and the Subordinated Notes Claims, no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code, under the Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided herein or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Petition Date. All claims of any Entity that owes money to the Debtors shall be disallowed unless and until such Entity pays, in full, the amount it owes the Debtors.

C.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan shall be made on account of such Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.

D.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

E.	Estimation of Claims

The Debtors (before the Effective Date) or Reorganized Debtors (on or after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously Filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Entity, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (before the Effective Date) or the Reorganized Debtors (after the Effective Date) may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, objected to, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

F.	Expungement or Adjustment to Claims Without Objection

Any Claim that has been paid, satisfied or superseded may be expunged on the Claims Register by the Reorganized Debtors, and any Claim that has been amended may be adjusted thereon by the Reorganized Debtors, in both cases without a claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court. Beginning on the last day of the first full calendar quarter that is at least 90 days after the Effective Date, the Reorganized Debtors shall File every calendar quarter a list of all Claims or Interests that have been paid, satisfied, superseded or amended during such prior calendar quarter.

G.	Deadline to File Objections to Claims

Any objections to Claims shall be Filed no later than the Claims Objection Bar Date.

H.	Claims of Insurers and Third Party Administrators

Notwithstanding anything to the contrary in the Disclosure Statement, Plan, any exhibit to the Plan, any other Plan document or the Confirmation Order (including, without limitation, any other provision that purports to be preemptory or supervening or grants a release), (a) nothing therein in any way: (i) precludes or limits the rights of the Debtors’ insurers to defend a claim by the Debtors (or after the Effective Date, the Reorganized Debtors) or any other parties by contesting and/or litigating the existence, primacy and/or scope of available coverage under any alleged applicable policy; or (ii) alters the rights and obligations of the Debtors (or after the Effective Date, the Reorganized Debtors) or the Debtors’ insurers under applicable insurance policies (and the agreements related thereto including, but not limited to, claims servicing agreements) or modifies the coverage provided thereunder or the terms and conditions thereof; (b) the Claims of the Debtors’ insurers and third party administrators, whether now existing or hereafter arising, (i) shall be deemed timely filed Administrative Claims without the need or requirement for the insurers or third party administrators to file or serve requests, applications, motions, objections to Cure Claims or proofs of claim for any and all Claims arising under or pursuant to the Debtors’ insurance policies and related agreements (including, but not limited to, claims servicing agreements) and shall not be subject to any bar date or similar deadline; provided, however, that the Debtors reserve all rights and defenses with respect to any Claims (except that the Debtors waive any right to object to the treatment of the Claims of the Debtors’ insurers and third party administrators as Administrative Claims); and (ii) to the extent Allowed, shall be a liability of the Reorganized Debtors, regardless of when the underlying cause of action and/or claim arose, and shall be paid by the Reorganized Debtors in the ordinary course of business; and (c) each insurance policy issued by ACE American Insurance Company, Indemnity Insurance Company of North America and each of their affiliates and agreements related thereto (including claims servicing agreements with ESIS, Inc.) shall be deemed executory contracts and assumed by the Debtors and/or Reorganized Debtors on the Effective Date. After the Effective Date, the Claims of the insurers and third party administrators shall remain secured to the extent provided in the applicable insurance policies and agreements related thereto and to the extent of any security interest provided therein, by any and all letters of credit and other collateral or security and the proceeds thereof provided by the Debtors to them. Nothing herein authorizes the payment of any prepetition claim against the Debtors except as provided in the Plan.

ARTICLE IX.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

All subordination rights that a holder of a Senior Claim or the Senior Agent may have with respect to any distribution to be made pursuant to the Plan with respect to Subordinated Notes Claims will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Subordinated Notes Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

B.	Releases by the Debtors

PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR THE PLAN SUPPLEMENT, FOR GOOD AND VALUABLE CONSIDERATION, INCLUDING THE SERVICE OF THE RELEASED PARTIES TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE DEBTORS AND THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE PLAN, ON AND AFTER THE EFFECTIVE DATE, THE RELEASED PARTIES AND THE DEBTORS’ FORMER OFFICERS AND DIRECTORS ARE DEEMED RELEASED AND DISCHARGED BY THE DEBTORS, THE REORGANIZED DEBTORS AND THEIR ESTATES FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT THE DEBTORS, THE REORGANIZED DEBTORS, THEIR ESTATES OR THEIR AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE CHAPTER 11 CASES, THE DEBTORS’ RESTRUCTURING, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS BEFORE OR DURING THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION OR PREPARATION OF THE PLAN AND DISCLOSURE STATEMENT, OR RELATED AGREEMENTS, INSTRUMENTS OR OTHER DOCUMENTS, UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE CONFIRMATION DATE, OTHER THAN CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PARTY OR A FORMER OFFICER OR DIRECTOR OF THE DEBTORS THAT CONSTITUTES WILLFUL MISCONDUCT (INCLUDING FRAUD) OR GROSS NEGLIGENCE. FOR THE AVOIDANCE OF DOUBT, AND EXCEPT TO THE EXTENT LISTED IN THE RETAINED CAUSES OF ACTION FILED AS PART OF THE PLAN SUPPLEMENT, ALL AVOIDANCE ACTIONS ARE RELEASED PURSUANT TO THIS PLAN. THE FOREGOING RELEASE SHALL NOT APPLY TO ANY EXPRESS CONTRACTUAL OR FINANCIAL OBLIGATIONS OR ANY RIGHT OR OBLIGATIONS ARISING UNDER OR THAT IS PART OF THE PLAN OR ANY AGREEMENTS ENTERED INTO PURSUANT TO, IN CONNECTION WITH, OR CONTEMPLATED BY THE PLAN.

C.	Releases by Holders of Claims and Interests

AS OF THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM OR AN INTEREST SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED THE DEBTORS, THE REORGANIZED DEBTORS AND THE RELEASED PARTIES FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED ON BEHALF OF A DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE DEBTORS’ RESTRUCTURING, THE DEBTORS’ CHAPTER 11 CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS BEFORE OR DURING THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION OR PREPARATION OF THE PLAN, THE DISCLOSURE STATEMENT, THE PLAN SUPPLEMENT OR RELATED AGREEMENTS, INSTRUMENTS OR OTHER DOCUMENTS, UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE RELATING TO THE DEBTORS TAKING PLACE ON OR BEFORE THE CONFIRMATION DATE, OTHER THAN CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PARTY THAT CONSTITUTES WILLFUL MISCONDUCT (INCLUDING FRAUD) OR GROSS NEGLIGENCE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASE SET FORTH ABOVE DOES NOT RELEASE ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY UNDER THE PLAN OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN.

D.	Releases of Governmental Claims

Nothing in the Confirmation Order or the Plan shall effect a release of any direct claim (i.e., a claim that is not brought solely in a derivative capacity in respect of any Debtors and is not an Avoidance Action) (a “Direct Claim”) by the United States Government or any of its agencies or any state and local authority whatsoever, including without limitation any Direct Claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against the Released Parties, nor shall anything in the Confirmation Order or the Plan enjoin the United States or any state or local authority from bringing any Direct Claim, suit, action or other proceedings against the Released Parties for any liability whatever, including without limitation any Direct Claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any Exculpated Party from any liability to the United States Government or any of its agencies or any state and local authority in respect of a Direct Claim whatsoever, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against the Released Parties.

E.	Exculpation

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR PLAN SUPPLEMENT, NO EXCULPATED PARTY SHALL HAVE OR INCUR, AND EACH EXCULPATED PARTY IS HEREBY RELEASED AND EXCULPATED FROM ANY EXCULPATED CLAIM, BUT IN ALL RESPECTS SUCH ENTITIES SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES PURSUANT TO THE PLAN. THE EXCULPATED PARTIES HAVE PARTICIPATED IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE WITH REGARD TO THE SOLICITATION AND DISTRIBUTION OF THE SECURITIES PURSUANT TO THE PLAN, AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN, INCLUDING THE ISSUANCE OF SECURITIES THEREUNDER. NOTHING PROVIDED HEREIN SHALL APPLY TO ANY EXPRESS CONTRACTUAL OR FINANCIAL OBLIGATIONS OR ANY RIGHT OR OBLIGATION ARISING UNDER OR THAT IS PART OF THE PLAN OR ANY AGREEMENT ENTERED INTO PURSUANT TO, IN CONNECTION WITH, OR CONTEMPLATED BY THE PLAN.

F.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument or other agreement or document created pursuant to the Plan, the distributions, rights and treatment that are provided in the Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt, right or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

G.	Injunction

FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY SUIT, ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN ARTICLE IX HEREOF, THE RELEASING PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THE EXCULPATED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO ARTICLE IX HEREOF.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR IN OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE IX.B., C. OR D., DISCHARGED PURSUANT TO ARTICLE IX.F., OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE IX.E. ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR ESTATE OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (4) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED, AND THE DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE.

ALL ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

H.	Release of Liens

Except as otherwise provided herein, in the New Term Loan Documents or in any other contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, (a) all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged and (b) all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

I.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors or another Entity with whom such Reorganized Debtors have been associated, solely because one of the Debtors has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

ARTICLE X.

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation that all provisions, terms and conditions hereof are approved in the Confirmation Order.

B.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C. hereof.

1. The Confirmation Order (a) shall be a Final Order in form and substance acceptable to the Debtors (subject to consultation with the Committee) and the Requisite Participating Lenders and (b) shall include a finding by the Bankruptcy Court that the Plan Securities to be issued on the Effective Date will be authorized and, except as otherwise provided herein, exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code.

2. The Plan, including any amendments, modifications or supplements thereto shall be reasonably acceptable to the Debtors (subject to consultation with the Committee) and the Requisite Participating Lenders.

3. The Plan Supplement, including any amendments, modifications or supplements thereto shall be reasonably acceptable to the Debtors (subject to consultation with the Committee) and the Requisite Participating Lenders (subject to Reasonable Lender Consent). The Committee expressly reserves and does not waive its right to object to the Plan Supplement.

4. All actions, documents, certificates and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.

5. The FCC Approval shall have been obtained or the FCC Trust, if applicable, shall have been established in accordance with the provisions hereof and the FCC Trust Agreement.

C.	Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article X may be waived at any time by the Debtors, with Reasonable Lender Consent, and upon consultation with the Committee; provided, however, that the Debtors may not waive entry of the Order approving the Disclosure Statement, the Confirmation Order or any condition the waiver of which is proscribed by law. Any such waivers shall be evidenced by a writing, signed by the waiving parties, served upon the U.S. Trustee and Filed with the Bankruptcy Court. The waiver may be a conditional one, such as to extend the time under which a condition may be satisfied.

D.	Effective Date

The Effective Date shall be the date on which the conditions specified in Article X.A. have been satisfied or waived pursuant to the provisions of Article X.C. hereof.

E.	Effect of Failure of Conditions

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE XI.

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Except as otherwise specifically provided herein, the Debtors reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan; provided, however, that such modifications shall be subject to Reasonable Lender Consent. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend or modify materially the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided, however, that such alterations, amendments, modifications, remedies or reconciliations shall be subject to Reasonable Lender Consent. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article XI.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount or allowance of Claims;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Rejection Claims, Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article VI, the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide or resolve any and all matters related to Causes of Action;

7. adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. during the period of time that the FCC Trust is in place, enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9. enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

10. resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article IX and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

13. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VII.I;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

15. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan;

17. consider any modifications of the Plan, to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

20. hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

21. during the period of time that the FCC Trust is in place, to the extent applicable, enter and implement such orders as are necessary or appropriate to sell, dispose of, liquidate or abandon any assets or properties of the Debtors, the Reorganized Debtors or the FCC Trust, including, without limitation, the New Common Stock. For the avoidance of doubt, the FCC Trustees shall be required to obtain, and the Bankruptcy Court hereby retains jurisdiction to adjudicate and implement, orders, pursuant to section 363 and 365 of the Bankruptcy Code or otherwise, for the sale or other disposition of the New Common Stock;

22. enter and implement such orders as may be necessary regarding the actions of the FCC Trust pursuant to the terms of the Plan and the FCC Trust Agreement including, but not limited to, orders regarding the FCC Trustees’ operating decisions and exercise of control over the New Common Stock;

23. hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

24. enforce all orders previously entered by the Bankruptcy Court;

25. hear any other matter not inconsistent with the Bankruptcy Code; and

26. enter an order concluding or closing the Chapter 11 Cases.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Upon the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of Committee

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

D.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests before the Effective Date.

E.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

F.	Service of Documents

To be effective, all notices, requests and demands to or upon the Debtors shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed to the following:

1.	if to the Debtors, to:

Citadel Broadcasting Corporation

142 West 57th Street, 11th Floor

New York, New York 10019

Attn: Jacquelyn J. Orr

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Jonathan S. Henes and Joshua A. Sussberg

2.	if to the Senior Agent, to:

JPMorgan Chase Bank, N.A.

270 Park Avenue, 4th Floor

New York, NY 10017

Attn: Stephanie Parker

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Mark J. Thompson

After the Effective Date, the Debtors may, in their sole discretion, notify Entities that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Entities must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G.	Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

H.	Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without (a) the Debtors’ consent and (b) Reasonable Lender Consent; and (3) nonseverable and mutually dependent.

I.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available at the Notice and Claims Agent’s website, http://www.kccllc.net/citadel., upon written request to the Debtors’ counsel or at the Bankruptcy Court’s web site at www.nysb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

J.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Plan Securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the Plan Securities offered and sold under the Plan.

K.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

L.	Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control.

M.	Filing of Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court all agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

Dated: May 10, 2010

Respectfully submitted,

CITADEL BROADCASTING CORPORATION, on behalf of itself and each of the other Debtors

By:	/s/ Farid Suleman
	Name:	Farid Suleman
	Title:	Chairman of the Board and Chief Executive Officer

Jonathan S. Henes
Joshua A. Sussberg
Sarah Hiltz Seewer (pro hac vice)
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022-4611
Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900

Attorneys for the Debtors and Debtors in Possession

Exhibit A

Equity Allocation Mechanism

The allocation of New Common Stock and Special Warrants among the Lenders and Holders of Unsecured Claims on the Effective Date shall be based on the results of the following exercise:

1.	First, the Secured Claim Equity Distribution shall be deemed made pro rata among the Holders of Senior Secured Obligations and the Unsecured Claim Equity Distribution shall be deemed made pro rata among Holders of General Unsecured Claims; provided, however, that each Equity Distribution shall be deemed to have been made initially in the form of Special Warrants.

2.	Second, all deemed holders of Special Warrants that (i) have timely provided an Ownership Certification, and (ii) have provided therewith certification to the Debtors and the Senior Agent that their respective alien ownership, as calculated in accordance with FCC rules, is at or below 20% (“Group 1”) shall be deemed to have exercised their Special Warrants to the fullest extent possible for the corresponding number of shares of Class B Common Stock; provided that any holder who has not requested in writing at least 30 days prior to the Effective Date to receive Class B Common Stock (the “Class B Election Notice”) shall be further deemed to have immediately exchanged such shares of Class B Common Stock for a like number of shares of Class A Common Stock, and provided, further, that, for any holder that would be entitled to shares constituting more than 4.99% of the outstanding Class A Common Stock, the number of shares exchanged by such holder shall be limited so that such holder receives shares of Class A Common Stock constituting no more than 4.99% of the outstanding Class A Common Stock. The alien ownership certification requirement may result in a non-pro rata distribution of New Common Stock.

3.	Third, the aggregate alien ownership percentage of New Common Stock after such deemed exercises shall be determined by the Debtors and the Senior Agent. To the extent such percentage is less than 20%, all holders of Special Warrants not in Group 1 (“Group 2”) who timely provided an Ownership Certification (“Eligible Group 2 Holders”) shall be deemed to exercise their Special Warrants, pro rata among all such Eligible Group 2 Holders, to receive Class B Common Stock, up to the number of shares that causes the aggregate alien ownership percentage of New Common Stock to equal 20%; provided that any holder who has not timely provided a Class B Election Notice shall be further deemed to have immediately exchanged such shares of Class B Common Stock for a like number of shares of Class A Common Stock, and provided, further, that, for any holder that would be entitled to shares constituting more than 4.99% of the outstanding Class A Common Stock, the number of shares exchanged by such holder shall be limited so that such holder receives shares of Class A Common Stock constituting no more than 4.99% of the outstanding Class A Common Stock. Each member of Group 2 shall provide to Citadel and the Agent such information as requested by Citadel or the Agent in order to evaluate alien ownership.

4.	Steps 2 and 3 shall be repeated until the number of shares being issued becomes de minimis in the judgment of Citadel and the Senior Agent. Notwithstanding anything to the contrary herein, a creditor may, by written notice to the Company and the Senior Agent at least 30 days prior to the Effective Date, receive its Equity Distribution entirely in the form of Special Warrants and shall not be deemed to have exercised any Special Warrants. Any such notice shall be binding upon any transferee of the claims held by such creditor.

5.	The distribution of Class A Common Stock, Class B Common Stock and Special Warrants that results from the foregoing steps shall be the distribution made on and as of the Effective Date.

6.	Nothing in the above shall permit any holder to acquire more than 4.99% of the outstanding Class A Common Stock nor shall cause Reorganized Citadel to exceed an aggregate alien ownership percentage of 20% in either the Class A Common Stock or in the New Common Stock. Any distribution in contravention of the preceding sentence shall be adjusted to the minimum extent necessary to comply with these limitations; such adjustments shall be pro rata among Eligible Group 2 Holders to the extent legally permissible. In determining whether any holder would hold more than 4.99% of the outstanding Class A Common Stock, such holder will be attributed with any stock held by another holder under common management or that otherwise would be aggregated under the FCC’s ownership attribution rules.

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